Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 12, 2025

Board of Directors
Sila Realty Trust, Inc.
1001 Water Street, Suite 800
Tampa, Florida 33602

To the addressee referred to above:
We are acting as counsel to Sila Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) shares of common stock, $0.01 par value per share (“Common Stock”), (ii) shares of preferred stock, $0.01 par value per share (“Preferred Stock”), (iii) depositary shares, which may represent a fractional interest in a share of a particular class or series of the Preferred Stock (the “Depositary Shares”), (iv) warrants (“Warrants”), (v) stock purchase contracts (the ”Purchase Contracts”), and (vi) stock purchase units (“Units”) comprised of two or more of any of the securities offered by the Company and collectively with the Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts, and Units the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities to be offered from time to time will have been duly authorized and established by proper action of the Company’s board of directors (the “Board of Directors”) or a duly authorized committee of such Board of Directors (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Third Articles of Amendment and Restatement, as amended, and the Company’s Amended and Restated Bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise

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Board of Directors Sila Realty Trust, Inc.	2	August 12, 2025

impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of the offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to any issuance of Preferred Stock or Depositary Shares, appropriate articles supplementary shall be filed and accepted for record by the Maryland State Department of Assessments and Taxation; (iv) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (v) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Purchase Contracts will be issued under one or more purchase contract agreements; (vii) any Units will be issued under one or more unit agreements, each to be between the Company and a unit agent; (viii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase contract agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (ix) the Company will remain a Maryland corporation; (x) the Securities will not be issued in violation of the ownership limit contained in the Company’s Third Articles of Amendment and Restatement, as amended; and (xi) the laws of the State of New York will be the governing law under any subscription rights agreement, deposit agreement, warrant agreement, purchase contract agreement or unit agreement.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under any purchase contract agreements for any Purchase Contracts, under any deposit agreement for any Depositary Shares, under any warrant agreement for any Warrants, and under any unit agreement for any Units, namely, the purchase contract agent, the depositary, the warrant agent, or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such deposit agreement, warrant agreement, purchase contract agreement, or unit agreement, as applicable; that such deposit agreement, warrant agreement, purchase contract agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such purchase contract agreement, deposit agreement, warrant agreement, or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such deposit agreement, warrant agreement, purchase contract agreement, or unit agreement, as applicable.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Maryland General Corporation Law, as amended and (ii) as to the opinions given in paragraphs (c), (d), (e), and (f), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or

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regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)    The Common Stock (including any Common Stock duly issued as part of a Unit or upon the exchange or conversion of Preferred Stock that is exchangeable for or convertible into Common Stock or upon the exercise of Warrants to purchase Common Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.
(b)    The Preferred Stock (including any Preferred Stock represented by Depositary Shares or that is duly issued as part of a Unit or upon the exercise of Warrants to purchase Preferred Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.
(c) The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Stock in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.
(d)     The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(e)     The Purchase Contracts, upon due execution and delivery of a purchase contract agreement relating thereto on behalf of the Company and the purchase contract agent named therein, and upon due execution and delivery of the Purchase Contracts on behalf of the Company, will constitute valid and binding obligations of the Company.
(f)     The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of such Units and the underlying Securities, if applicable, that are components of such Units in accordance with the applicable unit agreement, warrant agreement (in the case of underlying Warrants), deposit agreement (in the case of underlying Depositary Shares) or purchase contract agreement (in the case of underlying Purchase Contracts), and assuming that any underlying Securities not issued by the Company that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, will constitute valid and binding obligations of the Company.
The opinions expressed in Paragraphs (c), (d), (e), and (f), above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership,

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moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without, limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP